EXHIBIT 10.65

                                    AGREEMENT

     This Premises Modification Agreement ("Agreement") is entered into by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation located at 10550 North Torrey Pines Road, La Jolla, California 92037 ("TSRI"), and AGOURON PHARMACEUTICALS, INC., a California corporation located at 10350 N. Torrey Pines Road, La Jolla, California 92037 ("Agouron"), with respect to the facts set forth below. This Agreement shall be effective ("Effective Date") as of the later of November 1, 1996 or the date on which TSRI delivers possession of any part of the Premises (as defined below) to Agouron pursuant to that certain Sublease Agreement (defined below).


                                    RECITALS

        1. TSRI is a party to that certain Lease dated January 26, 1994 pertaining to certain rentable space located at 10280 North Torrey Pines Road (the "Premises"); one party to said Lease, the Regents of the University of California, is identified therein as Landlord, while TSRI is identified therein as Tenant.

        2. Pursuant to a Sublease Agreement dated November 4, 1996 between TSRI and Agouron, a copy of which is attached hereto as Exhibit A and the terms of which are incorporated by reference herein, TSRI has agreed to sublease a portion of the Premises leased to TSRI, to Agouron.

        3. Both TSRI and Agouron require access to temperature-controlled facilities in order to carry out their scientific research and thus wish to expand the available temperature-controlled facilities on the Premises for such use. At present, one temperature-controlled room is in use; a second temperature-controlled room requires repair.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Agouron hereby agree as follows:

        1. A second pre-existing temperature-controlled room shall be repaired so that it functions as a warm-room; all costs incurred in the repair of said second temperature-controlled room shall be shared equally by the parties hereto. The parties have agreed that TSRI shall pay the invoiced costs of the repair of said second temperature-controlled room and shall invoice Agouron for half of said

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               costs.  Agouron agrees to reimburse TSRI for said costs within thirty (30) days of receiving an invoice for same. Agouron further agrees that early termination of the Sublease
               Agreement (Exhibit A hereto) shall not relieve Agouron of its obligation to reimburse TSRI for Agouron's half of the aforementioned costs. The parties hereto acknowledge that no repair work shall commence until the consent of The Regents of the University of California is received.

        2. Once repair of the second temperature-controlled room is completed and said room is ready for use, the parties hereto agree that the second temperature-controlled room will be available for exclusive use by TSRI, while the first temperature-controlled room will be available for exclusive use by Agouron, during the term of the Sublease Agreement (Exhibit A hereto).

        3. In addition to the repair of the second temperature-controlled room, four (4) modular controlled environment chamber units from Percival Scientific, Inc., the specifications of which are set forth on Exhibit B hereto (hereinafter, "Percival Units"), shall be purchased and installed on the Premises within Sublessor's space. The parties hereto acknowledge that no installation work shall commence until the consent of The Regents of the University of California is received.

        4. All costs relating to acquisition and installation of the Percival Units, including, without limitation, payment for any build-out costs relating to installation of the Units, shall be shared equally by TSRI and Agouron. The parties have agreed that TSRI shall pay the invoiced costs of acquisition, installation, and build-out and shall invoice Agouron for half of said costs. Agouron agrees to reimburse TSRI for said costs within thirty (30) days of receiving an invoice for same. Agouron further agrees that early termination of the Sublease Agreement (Exhibit A hereto) shall not relieve Agouron of its obligation to reimburse TSRI for Agouron's half of the aforementioned costs. TSRI agrees to pay costs associated with maintenance contracts for said Units and shall hold title to said Units.

        5. Agouron's total contributions herein as described in Paragraphs 1 and 4 above, shall not exceed its one-half share of all costs referenced in the purchase orders and work orders (or contracts) attached hereto as Exhibit C and incorporated by reference herein, plus 5% in the event of cost overruns relating to said purchase orders and work orders, without the written consent of Agouron.

        6. Upon termination of the Sublease Agreement (Exhibit A hereto), and presuming that all costs relating to the purchase and installation of the Percival Units have been shared equally by both parties hereto, that the purchase price of the Units has been fully paid, and that no invoices or costs relating to said Units remain outstanding or unpaid, disposition of the Percival Units shall be handled as follows. TSRI and Agouron may each keep two Percival Units for use or

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               disposition as each party sees fit.  Alternatively, either
               TSRI or Agouron may reimburse the other party for its interest in two Units at net book value using straight-line depreciation over five (5) years, thereby keeping all four Units for its own use or disposition.

        7. All notices or demands of any kind required or desired to be given by TSRI or Agouron hereunder shall be in writing and shall be deemed delivered forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid, addressed to TSRI or Agouron, respectively, at the addresses set forth after their signatures hereinbelow.

        8. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendment or modifications to this Agreement, except by a written document which is signed by both parties.

        9. The relationship between TSRI and Agouron is that of independent contractors. TSRI and Agouron are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Agouron shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

       10. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

       11. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

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     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:                                      AGOURON:

THE SCRIPPS RESEARCH INSTITUTE             AGOURON PHARMACEUTICALS, INC.


By:     /s/ DONNA J. WESTON                By:   /s/ GLENN ZINSER
       ----------------------------             ---------------------------
        Donna J. Weston                             Glenn Zinser

Title:  Vice President and                 Title:   VP, Operations
        Chief Financial Officer

10550 N. Torrey Pines Road                 10350 N. Torrey Pines Road
La Jolla, CA 92037                         La Jolla, CA 92037


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                                   EXHIBIT A



                                   SUBLEASE

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